Exhibit 4.5
IR BIOSCIENCES HOLDINGS, INC.

AMENDMENT NO. 1
to
WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT AMENDMENT SHOULD BE ATTACHED TO THE
ORIGINAL WARRANT

This Amendment No. 1 to Warrant to Purchase Common Stock (this “Amendment”) dated August 8, 2008 is issued in connection with the Warrant to Purchase Common Stock (the “Warrant”) issued by IR Biosciences Holdings, Inc. (the “Company”) to YA Global Investments, LP (the “Holder”) on January 3, 2008. The Warrant entitles the holder to purchase 7,500,000 shares of the Company’s common stock.  Capitalized terms used but not defined herein have the meaning given thereto in the Warrant.

THIS CERTIFIES THAT, the following amendments are hereby made to the Warrant:

•	The Exercise Price is $2.00 per share (taking into effect adjustment due to the August 2008 reverse stock split).

•	As a result of the August 2008 reverse stock split, the number of shares underlying the Warrant shall be reduced to 750,000 shares by operation of the terms of the Warrant.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer.

IR Biosciences Holdings, Inc.

By:       /s/ Michael Wilhelm
Name:  Michael Wilhelm
Title:    CEO